Exhibit 99.1 NEWS FOR IMMEDIATE RELEASE
May 1, 2013

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports First Quarter 2013 Results

Spokane, WA, May 1, 2013 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the first quarter ended March 31, 2013.

Overview
●	Gross revenue, from all sources including non-directly delivered programs, of $2.9 million during the seasonally slower first quarter compared to $2.7 million in the prior year period. Traveled 572 delegates compared to 747 delegates in the first quarter of 2012.

●	Net loss of $8.1 million, or $0.47 per diluted share, compared to $7.9 million, or $0.45 per diluted share, in the first quarter of 2012. Net loss before special items of $6.7 million compared to $7.4 million in the 2012 period.

●	Gross margin of $1.4 million, in line with prior year period.

●	Operating expenses down $0.2 million year-over-year, excluding special items.

●	Cash and cash equivalents and available-for-sale securities balance of $55.9 million compared to $83.7 million at the same point in 2012; no debt outstanding.

●	Enrolled revenue for 2013 programs down 19.4 percent year-over-year for all programs and 21.5 percent year-over-year for the core Student Ambassadors Programs, consistent with statistics noted last quarter.

●	Retention rates for enrolled students continuing to trend better than 2012.

●	Launched first ever spring sales campaign for 2014; early results from multichannel approach positive.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended March 31,
	2013	2012
Gross revenue, all travel programs	$1,894	$1,489
Internet content and advertising revenue	$999	$1,198
Gross revenue, all sources	$2,893	$2,687
Gross margin, all travel programs	$522	$381
Gross margin, internet content and advertising	$870	$1,028
Gross margin, all sources	$1,392	$1,409
Gross margin percentage	48.1%	52.4%
Operating expense	$14,185	$12,894
Operating expense, before special items	$11,994	$12,161
Operating income, internet content and advertising	$332	$477
Net loss before special items	$(6,663)	$(7,391)
Net loss	$(8,059)	$(7,906)
Loss per diluted share	$(0.47)	$(0.45)

Commenting on the Company’s results, Anthony Dombrowik, Ambassadors Group Interim Chief Executive Officer, said, “Our efforts during the seasonally slower first quarter were focused on solidifying our 2013 delegate counts through securing late enrollments and strengthening retention as we prepare for our peak summer travel season.  Our increased social media presence, digital engagement and high touch customer service have all contributed to our improvement in retention rates relative to prior year levels.  Our selling efforts will run right up to June in an effort to capture incremental enrollments from last minute demand.  Through increased customized family engagement, we are working hard to preserve our delegate base.”

Dombrowik continued, “Consistent with our goal to evolve to a year-round marketing strategy, we began selling 2014 travel in February and launched our first-ever spring campaign in March. Thus far, the results have been encouraging.  We have generated almost 1,900 enrollments for the 2014 travel season and saw an improvement in meeting attendance rates relative to the fall campaign.  We believe our multi-channel strategy, with an emphasis on cross-channel coordination of direct mail and digital, is playing a significant role in these initial results.  It is still very early in the 2014 selling season and it would be very premature to call this a trend. However, we are encouraged and will work to hold these rates through the balance of our 2014 sales efforts.”

“To further support the 365 days a year marketing effort, we are launching a slate of new programs this year to meet a demand for select destinations that favor winter season travel.  We believe these programs will contribute to our 2013 enrollments and revenue.  This year-round strategy better aligns us with consumer interest, while mitigating some of the risk associated with the historical reliance on a one-time fall marketing campaign.  It will also offset some of the seasonality inherent in our summer-focused travel business.  These changes will further enhance our ability to offer a life changing educational experience that resonates with our target audience and give them choices for when they are ready to participate.”

Dombrowik concluded, “For the balance of 2013, we will continue to focus on our core business.  We are executing and refining our multichannel marketing approach while rightsizing our cost structure, which for the rest of the year is primarily focused on securing 2014 travelers.  Most importantly, we are carrying out our mission to deliver our unique People to People experiences while preparing the next generation of globally aware citizens.  We look forward to another rewarding and safe summer travel season.”

First Quarter 2013 Results

During the first quarter of 2013, the Company traveled 572 delegates, compared to 747 delegates during the prior year quarter.  The decrease in delegate count is primarily due to the timing of the Company’s Student Leadership Programs in 2013 compared to 2012, partially offset by the Presidential Inauguration Program that traveled in January 2013.  In spite of the lower delegate count, total revenue increased 17 percent year-over-year to $2.9 million in the first quarter of 2013 compared to $2.5 million during the prior year quarter.  This reflects increased contribution from higher price-point programs.

$2.5 million during the prior year quarter.

Gross margin for the quarter was $1.4 million, in line with the first quarter of 2012.  Gross margin percentage decreased to 48.1 percent from 52.4 percent in the prior year period, primarily due to a lower mix of revenue from BookRags, the Company’s online education research business. Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.

First quarter operating expenses were $14.2 million compared to $12.9 million in the prior year period.  The first quarter of 2013 included net expenses for certain special items totaling $2.2 million, more fully described in a table to this release and primarily related to separation payments and expenses for two former executives.  The first quarter of 2012 also included expenses for certain special items, totaling $0.7 million.  Excluding the special items, first quarter operating expenses would have been $12.0 million compared to $12.2 million in the prior year period, reflecting planned cost reductions to protect profitability, partially offset by increased expenditures related to the enhancement of the Company’s year-round marketing approach.

Net loss for the first quarter of 2013 was $8.1 million, or $0.47 per diluted share, compared to a net loss of $7.9 million, or $0.45 per diluted share, in the prior year period.  Excluding the special items, net loss for the quarter would have been $6.7 million compared to $7.4 million, an improvement of $0.7 million.

Balance Sheet and Liquidity

Total assets at March 31, 2013 were $124.8 million, including $55.9 million in cash, cash equivalents and short-term available-for-sale securities. Long-term assets totaled $40.7 million primarily reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building, which has been listed for sale but is categorized as held for use.  Total liabilities were $68.3 million, including $63.2 million in participant deposits for future travel.  The Company has no debt outstanding and deployable cash of $14.1 million at March 31, 2013.  Deployable cash is a non-GAAP measure defined in the attached schedules.

The Company paid a quarterly dividend of $0.06 per share on March 13, 2013.  On April 16, 2013, the Company announced that its Board of Directors suspended the quarterly dividend to preserve liquidity and enhance the Company’s financial flexibility.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Quarter ended March 31,
	2013	2012
Cash flow from operations	$20,131	$26,934
Purchases of property, equipment and intangibles	(688)	(851)
Free cash flow	19,443	26,083

Net purchase of available-for-sale securities	(15,444)	(34,371)
Dividend payments to shareholders	(1,017)	(1,054)
Repurchase of common stock	(487)	-
Other cash flows, net	(346)	(137)
Net increase (decrease) in cash and cash equivalents	$2,149	$(9,479)

The change in cash flow from operations between periods, and in turn free cash flow, was driven primarily by a 14.4 percent decline in participant deposits due to a lower number of enrollments for future travel periods.

Outlook for 2013

As of April 28, 2013, enrolled revenue for 2013 travel programs was $113.1 million, down 19.4 percent from the same point last year, based on enrolled travelers of 18,911 compared to 22,537.  Enrolled revenue for the Company’s core product, Student Ambassadors, is down 21.5 percent to $100.6 million compared to $128.3 million at the same date last year, based on enrolled travelers of 14,637 compared to 18,627.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

The Company is adjusting its guidance for 2013 previously provided on February 6, 2013 as follows:

●	Consolidated gross revenues for all programs and operations to be between $115 million and $125 million;

●	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36 percent to 37 percent; and

●	Net income before any special items of between $0 million and $2 million.

Conference Call and Webcast Information

The Company will host a conference call to discuss first quarter 2013 results of operations on Thursday, May 2, 2013, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-264-8931 or 913-312-0686 (international) and providing the passcode: 7010368.  Approximately 24 hours following the call, a webcast will be available through August 2, 2013 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through May 7, 2013 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 7010368.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent Company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 11, 2013, and its proxy statement filed May 9, 2012.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended March 31,
	2013	2012	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$-	$89	$(89)	-100%
Gross revenue, directly delivered programs (2)	1,894	1,178	716	61%
Internet content and advertising revenue	999	1,198	(199)	-17%
Total revenue	2,893	2,465	428	17%
Cost of sales, directly delivered programs (2)	1,372	886	486	55%
Cost of sales, internet content and advertising	129	170	(41)	-24%
Gross margin (3)	1,392	1,409	(17)	-1%

Operating expenses:
Selling and marketing	8,519	8,687	(168)	-2%
General and administration	5,666	4,207	1,459	35%
Total operating expenses	14,185	12,894	1,291	10%

Operating loss	(12,793)	(11,485)	(1,308)	11%

Other income:
Interest and dividend income	127	241	(114)	-47%
Foreign currency expense and other	20	2	18	900%
Total other income	147	243	(96)	-40%
Loss before income tax benefit	(12,646)	(11,242)	(1,404)	-12%
Income tax benefit	4,587	3,336	1,251	38%
Net loss	$(8,059)	$(7,906)	$(153)	-2%

Weighted average shares outstanding – basic	17,001	17,576	(575)	-3%
Weighted average shares outstanding – diluted	17,001	17,576	(575)	-3%

Net loss per share — basic	$(0.47)	$(0.45)	$(0.02)	-4%
Net loss per share — diluted	$(0.47)	$(0.45)	$(0.02)	-4%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended March 31,
	2013	2012	% Change
Gross revenue	$-	$310	-100%
Cost of sales	-	221	-100%
Net revenue	$-	$89	-100%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	March 31,		December 31,
	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$8,299	$10,040	$6,150
Available-for-sale securities	47,634	73,659	32,122
Foreign currency exchange contracts	79	-	837
Prepaid program cost and expenses	26,361	23,053	17,217
Accounts receivable	1,353	4,112	850
Deferred tax assets	375	142	221
Total current assets	84,101	111,006	57,397
Property and equipment, net	25,737	25,734	26,344
Available-for-sale securities	729	703	723
Foreign currency exchange contracts	32	164	-
Deferred tax assets	779	-	-
Intangibles	3,553	3,440	3,565
Goodwill	9,781	9,781	9,781
Other long-term assets	82	85	85
Total assets	$124,794	$150,913	$97,895

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$4,954	$5,335	$4,238
Participants’ deposits	62,821	73,449	25,735
Foreign currency exchange contracts	56	531	-
Other liabilities	101	104	111
Total current liabilities	67,932	79,419	30,084
Participants’ deposits	357	326	-
Deferred tax liabilities	-	1,918	2,688
Total liabilities	68,289	81,663	32,772
Stockholders’ equity	56,505	69,250	65,123
Total liabilities and stockholders’ equity	$124,794	$150,913	$97,895

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)
	UNAUDITED
	March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(8,059)	$(7,906)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,326	1,181
Stock-based compensation	1,751	350
Deferred income taxes	(3,724)	(89)
Loss on disposition and impairment of property and equipment	4	-
Excess tax benefit from stock-based compensation	351	137
Change in assets and liabilities:
Accounts receivable and other assets	(500)	(2,717)
Prepaid program costs and expenses	(9,197)	(9,754)
Accounts payable, accrued expenses, and other current liabilities	736	(647)
Participants’ deposits	37,443	46,379
Net cash provided by operating activities	20,131	26,934

Cash flows from investing activities:
Purchase of available for sale securities	(15,633)	(37,764)
Proceeds from sale of available-for-sale securities	189	3,393
Purchase of property and equipment	(606)	(719)
Purchase of intangibles	(82)	(132)
Net cash used by investing activities	(16,132)	(35,222)

Cash flows from financing activities:
Repurchase of common stock	(487)	-
Dividend payment to shareholders	(1,017)	(1,054)
Proceeds from exercise of stock options	5	-
Excess tax benefit from stock-based compensation	(351)	(137)
Net cash used in financing activities	(1,850)	(1,191)

Net increase (decrease) in cash and cash equivalents	2,149	(9,479)
Cash and cash equivalents, beginning of period	6,150	19,519
Cash and cash equivalents, end of period	$8,299	$10,040

Special Items

In connection with the February 2013 resignations of two executives, the Company’s President and Chief Executive Officer and the President and Chief Operating Officer of the operating subsidiary Ambassador Programs, Inc., as well as workforce reductions during 2012, the Company incurred separation payments during both periods.  The company also incurred legal and other fees relating to a proxy contest that occurred during the first half of 2012.

Lastly, as previously disclosed, the Company was party to a shareholder class action suit and to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com or at the SEC website www.sec.gov.  During the first quarter of 2013, the company received an insurance reimbursement for previously expensed legal costs related to these matters.

As a result of these events, the operations as presented in the accompanying financial statements for the three months ended March 31, 2013 and 2012 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Loss		EPS
	Three months ended March 31,		Three months ended March 31,
	2013	2012	2013	2012
Amount before special items	$(6,663)	$(7,391)	$(0.39)	$(0.42)
Legal fees – class action and SEC, net	547	(180)	0.03	(0.01)
Legal and other fees - proxy contest	-	(380)	-	(0.02)
Separation payments	(2,738)	(173)	(0.16)	(0.01)
Tax impact	795	218	0.05	0.01
Amount per consolidated statement of operations	$(8,059)	$(7,906)	$(0.47)	$(0.45)

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at March 31, 2013 and 2012 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2013	2012	2012
Cash, cash equivalents and short-term available-for-sale securities	$55,933	$83,699	$38,272
Prepaid program cost and expenses	26,361	23,053	17,217
Less: Participants’ deposits	(63,178)	(73,775)	(25,735)
Less: Accounts payable / accruals / other liabilities	(5,055)	(5,439)	(4,349)
Deployable cash	$14,061	$27,538	$25,405